CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 26, 2014, relating to the financial statements and financial highlights which appear in the July 31, 2014 Annual Reports to Shareholders of BlackRock Short Obligations Fund and BlackRock Ultra-Short Obligations Fund (two of the series constituting BlackRock Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 25, 2014